                                                 Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR 2022, OUTLINES STRATEGIC PRIORITIES AND PROVIDES 2023 OUTLOOK

MIAMI - February 23, 2023 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates universities across Mexico and Peru, today announced financial results for the fourth quarter and the year ended December 31, 2022.

Fourth Quarter 2022 Highlights (compared to fourth quarter 2021):

•On a reported basis, revenue increased 17% to $346.3 million. On an organic constant currency basis1, revenue increased by 13%.
•Operating income for the fourth quarter of 2022 was $78.0 million, compared to operating loss of $(11.0) million for the fourth quarter of 2021. The increase versus the fourth quarter of prior year resulted from growth in revenue and cost controls.
•Net income for the fourth quarter of 2022 was $39.1 million, compared to net income (including Discontinued Operations) of $37.8 million for the fourth quarter of 2021.
•Adjusted EBITDA for the fourth quarter of 2022 was $94.8 million, compared to $60.7 million for the fourth quarter of 2021.

Year Ended December 31, 2022 Highlights (compared to year ended December 31, 2021):

•New enrollments increased 13%.
•Total enrollments increased 9%.
•On a reported basis, revenue increased 14% to $1,242.3 million. On an organic constant currency basis, revenue was up 13%.
•Operating income for the year was $270.0 million, compared to operating loss of $(4.6) million for 2021. The increase versus prior year resulted from growth in revenue and cost controls. Furthermore, 2021 operating loss was impacted by impairment charges of $72.5 million.
•Net income for the year was $69.0 million, compared to net income (including Discontinued Operations) of $203.8 million for 2021. Results for fiscal 2021 were mainly attributable to the gain on sale of Walden University, partially offset by a loss on debt extinguishment of $77.9 million, as a result of the full repayment of the senior notes, and the impairment charges noted above.
•Adjusted EBITDA for the year was $338.9 million, as compared to $253.4 million for 2021.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “Our growth agenda continues to deliver strong performance. We have lifted the organic growth rate of the company, improved our operating results through efficiency initiatives, and transformed our financial profile. Our outlook for 2023 calls for us to continue on that same trajectory, leveraging our leading brands and their commitment to academic quality and innovation, and furthering our best-in-class digital capabilities.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Fourth Quarter 2022 Results

For the fourth quarter of 2022, revenue on a reported basis was $346.3 million, an increase of $49.6 million, or 17%, compared to the fourth quarter of 2021. On an organic constant currency basis, revenue increased 13%, due primarily to higher enrollment and better price/mix. Operating income for the fourth quarter of 2022 was $78.0 million, compared to operating loss of $(11.0) million for the fourth quarter of 2021, an increase of $89.0 million. The increase in operating income versus the fourth quarter of prior year resulted from growth in revenue and cost controls. Net income was $39.1 million for the fourth quarter of 2022, compared to net income (including Discontinued Operations) of $37.8 million in the fourth quarter of 2021, an increase of $1.3 million. Basic and diluted earnings per share were $0.25 for the fourth quarter of 2022.

Adjusted EBITDA for the fourth quarter was $94.8 million, compared to Adjusted EBITDA of $60.7 million for the fourth quarter of 2021, an increase of $34.1 million.

Year Ended December 31, 2022 Results

New enrollments for full-year 2022 increased 13% compared to new enrollment activity for full-year 2021, and total enrollments were up 9%. Both new and total enrollments in Peru increased 8% compared to 2021, driven by strong intake cycles in 2022. New and total enrollments in Mexico increased 16% and 9% in 2022, respectively, as compared to 2021, driven by strong intake cycles in 2022.

For the full-year 2022, revenue on a reported basis was $1,242.3 million, an increase of $155.6 million, or 14%, compared to 2021. On an organic constant currency basis, revenue increased 13%. Operating income for 2022 was $270.0 million compared to an operating loss of $(4.6) million for 2021. The increase in operating income versus prior year resulted from growth in revenue and cost controls. Furthermore, 2021 operating loss was impacted by impairment charges of $72.5 million. Net income for 2022 was $69.0 million, compared to net income (including Discontinued Operations) of $203.8 million for 2021, a decrease of $134.8 million. Results for fiscal 2021 were primarily attributable to the gain on sale of Walden University, partially offset by the loss on debt extinguishment and impairment charges. Basic and diluted earnings per share for 2022 were $0.42 and $0.41, respectively.

Adjusted EBITDA for the year was $338.9 million, compared to Adjusted EBITDA of $253.4 million for 2021, an increase of $85.5 million.

Balance Sheet, Cash Flow and Capital Structure

Laureate has a strong financial position with significant liquidity. As of December 31, 2022, Laureate had $85.2 million of cash and cash equivalents, and gross debt of $234.2 million. Accordingly, net debt was $149.0 million as of December 31, 2022.

On October 12, 2022, Laureate paid a special cash distribution of approximately $136.6 million ($0.83/share), and on November 17, 2022, Laureate paid a special cash dividend of approximately $112 million ($0.68/share).

On November 22, 2022, in connection with an underwritten secondary offering by certain stockholders, Laureate repurchased approximately 8.0 million shares of its common stock for an aggregate purchase price of approximately $75 million.

As of December 31, 2022, Laureate had 157.0 million total shares outstanding.

Strategic Priorities

Building on the strength of its growth momentum, Laureate has outlined its strategic priorities as follows:

1.Growth: Sustainably increase organic revenue growth rate.
2.Digital Penetration: Leverage leadership in Online and Hybrid delivery for capital light growth.
3.Operational Excellence: Further expand margins through Mexico optimization and streamlining of corporate structure.
4.Academic Excellence: Continue unwavering commitment to leadership in educational quality and innovation.

In connection with the strategic priorities outlined above, Laureate will strive towards achieving a company profile with the following characteristics within the next 3-5 years:

•Total Enrollment compound annual growth rate (CAGR): 5-7%
•Revenue CAGR (constant currency): 8-10%
•Adjusted EBITDA CAGR (constant currency): Low teens
•Adjusted EBITDA Margin: 30%+
•Capex as % Revenue: Less than 5%
•Adjusted EBITDA to Unlevered Free Cash Flow Conversion: 50%
•Academic Offerings: Leading academic offerings and student outcomes

Outlook for Fiscal 2023

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2023 results to be as follows:

•Total enrollments expected to be in the range of 447,000 to 455,000 students, reflecting growth of 6%-7% versus 2022;
•Revenues expected to be in the range of $1,372 million to $1,397 million, reflecting growth of 10%-12% on an as-reported basis and 8%-10% on an organic constant currency basis versus 2022; and
•Adjusted EBITDA expected to be in the range of $387 million to $397 million, reflecting growth of 14%-17% on an as-reported basis and 12%-15% on an organic constant currency basis versus 2022.

Reconciliations of forward-looking non-GAAP measures, specifically the 2023 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ42022 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January 2023, and current spot FX rates (local currency per U.S. Dollar) of MXN 18.59 and PEN 3.86 for February - December 2023. FX impact may change based on fluctuations in currency rates in future periods.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 23, 2023. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA and its related margin, Adjusted EBITDA to Unlevered Free Cash Flow Conversion, total debt, net of cash and cash equivalents (or net debt), and Free Cash Flow. We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin, which is calculated by dividing Adjusted EBITDA by revenue, provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted EBITDA to Unlevered Free Cash Flow Conversion consists of Unlevered Free Cash Flow (which is defined as cash flows from operating activities, less capital expenditures, plus net cash interest expense) divided by Adjusted EBITDA. Adjusted EBITDA to Unlevered Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flows.

Total debt, net of cash and cash equivalents (or net debt) consists total cash and cash equivalents, less total gross debt. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Free Cash Flow consists of operating cash flow minus capital expenditures. Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debts.

Laureate’s calculations of Adjusted EBITDA and its related margin, Adjusted EBITDA to Unlevered Free Cash Flow Conversion, total debt, net of cash and cash equivalents (or net debt), and Free Cash Flow are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA and Free Cash Flow are reconciled from their respective GAAP measures in the attached tables “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling more than 400,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	FY 2022	FY 2021	Change	As of 12/31/2022	As of 12/31/2021	Change
Mexico	138,800	119,400	16%	222,800	203,500	9%
Peru	79,800	74,200	8%	200,200	185,000	8%
Laureate	218,600	193,600	13%	423,000	388,500	9%

Consolidated Statements of Operations

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2022	2021	Change	2022	2021	Change
Revenues	$346.3	$296.7	$49.6	$1,242.3	$1,086.7	$155.6
Costs and expenses:
Direct costs	252.3	237.3	15.0	907.4	814.5	92.9
General and administrative expenses	16.0	65.1	(49.1)	64.8	204.4	(139.6)
Loss on impairment of assets	—	5.3	(5.3)	0.1	72.5	(72.4)
Operating income (loss)	78.0	(11.0)	89.0	270.0	(4.6)	274.6
Interest income	1.9	1.9	—	7.6	4.4	3.2
Interest expense	(4.8)	(5.5)	0.7	(16.4)	(46.3)	29.9
Loss on debt extinguishment	—	—	—	—	(77.9)	77.9
Loss on derivatives	—	—	—	—	(24.5)	24.5
Other income (expense), net	0.4	(1.6)	2.0	0.8	(1.7)	2.5
Foreign currency exchange (loss) gain, net	(14.5)	(5.0)	(9.5)	(17.4)	13.8	(31.2)
(Loss) gain on disposals of subsidiaries, net	(0.1)	0.3	(0.4)	1.4	(0.6)	2.0
Income (loss) from continuing operations before income taxes and equity in net income of affiliates	60.9	(20.9)	81.8	245.9	(137.5)	383.4
Income tax (expense) benefit	(26.2)	28.6	(54.8)	(185.4)	(145.6)	(39.8)
Equity in net income of affiliates, net of tax	0.2	—	0.2	0.3	—	0.3
Income (loss) from continuing operations	34.9	7.7	27.2	60.7	(283.1)	343.8
Income from discontinued operations, net of tax	4.2	30.1	(25.9)	8.3	486.9	(478.6)
Net income	39.1	37.8	1.3	69.0	203.8	(134.8)
Net loss (income) attributable to noncontrolling interests	0.2	(11.8)	12.0	0.6	(11.3)	11.9
Net income attributable to Laureate Education, Inc.	$39.2	$26.0	$13.2	$69.6	$192.4	$(122.8)

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	161.3	181.2	(19.9)	167.7	189.7	(22.0)
Diluted weighted average shares outstanding	161.9	181.2	(19.3)	168.3	189.7	(21.4)
Basic earnings per share	$0.25	$0.14	$0.11	$0.42	$1.01	$(0.59)
Diluted earnings per share	$0.25	$0.14	$0.11	$0.41	$1.01	$(0.60)

Revenue and Adjusted EBITDA by segment

IN MILLIONS
			% Change		$ Variance Components
For the three months ended December 31,	2022	2021	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$179.0	$149.5	20%	14%	$29.5	$21.2	$—	$—	$8.3
Peru	167.1	144.8	15%	13%	22.3	18.3	—	—	4.0
Corporate & Eliminations	0.2	2.5	(92)%	(92)%	(2.3)	(2.3)	—	—	—
Total Revenues	$346.3	$296.7	17%	13%	$49.6	$37.3	$—	$—	$12.3

Adjusted EBITDA
Mexico	$43.5	$34.3	27%	21%	$9.2	$7.3	$0.1	$—	$1.8
Peru	65.3	49.7	31%	29%	15.6	14.6	(0.1)	—	1.1
Corporate & Eliminations	(14.0)	(23.2)	40%	40%	9.2	9.2	—	—	—
Total Adjusted EBITDA	$94.8	$60.7	56%	51%	$34.1	$31.2	$—	$—	$2.9

			% Change		$ Variance Components
For the year ended December 31,	2022	2021	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$613.9	$540.4	14%	12%	$73.5	$67.2	$—	$—	$6.3
Peru	624.2	537.1	16%	14%	87.1	75.4	—	—	11.7
Corporate & Eliminations	4.1	9.2	(55)%	(55)%	(5.1)	(5.1)	—	—	—
Total Revenues	$1,242.3	$1,086.7	14%	13%	$155.6	$137.6	$—	$—	$18.0

Adjusted EBITDA
Mexico	$123.4	$95.8	29%	13%	$27.6	$12.4	$13.1	$—	$2.1
Peru	266.7	245.7	9%	6%	21.0	14.6	—	—	6.4
Corporate & Eliminations	(51.2)	(88.1)	42%	42%	36.9	36.9	—	—	—
Total Adjusted EBITDA	$338.9	$253.4	34%	25%	$85.5	$63.9	$13.1	$—	$8.5

(1) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2021 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	December 31, 2022	December 31, 2021	Change
Assets
Cash and cash equivalents	$85.2	$324.8	$(239.6)
Receivables (current), net	80.7	152.0	(71.3)
Other current assets	60.3	67.5	(7.2)
Property and equipment, net	523.4	499.5	23.9
Operating lease right-of-use assets, net	389.6	384.3	5.3
Goodwill and other intangible assets	735.1	689.6	45.5
Deferred income taxes	51.9	38.7	13.2
Other long-term assets	46.0	48.6	(2.6)
Long-term assets held for sale	—	6.2	(6.2)
Total assets	$1,972.2	$2,211.3	$(239.1)

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$178.6	$182.9	$(4.3)
Deferred revenue and student deposits	51.3	44.0	7.3
Total operating leases, including current portion	415.9	415.3	0.6
Total long-term debt, including current portion	232.1	153.7	78.4
Other liabilities	318.6	263.4	55.2
Current and long-term liabilities held for sale	—	10.8	(10.8)
Total liabilities	1,196.5	1,070.0	126.5
Redeemable noncontrolling interests and equity	1.4	1.7	(0.3)
Total stockholders' equity	774.4	1,139.6	(365.2)
Total liabilities and stockholders' equity	$1,972.2	$2,211.3	$(239.1)

Consolidated Statements of Cash Flows

	For the year ended December 31,
IN MILLIONS	2022	2021	Change
Cash flows from operating activities
Net income	$69.0	$203.8	$(134.8)
Depreciation and amortization	59.1	101.2	(42.1)
Amortization of operating lease right-of-use assets	29.4	44.1	(14.7)
Loss on impairment of assets	0.1	73.8	(73.7)
Gain on sales and disposal of subsidiaries, property and equipment and leases, net	(11.1)	(609.5)	598.4
Loss on derivative instruments	—	24.5	(24.5)
Loss on debt extinguishment	—	78.0	(78.0)
Deferred income taxes	(0.5)	195.6	(196.1)
Unrealized foreign currency exchange loss (gain)	13.9	(7.0)	20.9
Income tax receivable/payable, net	31.3	(101.1)	132.4
Working capital, excluding tax accounts	(52.2)	(177.0)	124.8
Payments for lease settlements	—	(46.8)	46.8
Other non-cash adjustments	39.2	64.6	(25.4)
Net cash provided by (used in) operating activities	178.2	(156.1)	334.3
Cash flows from investing activities
Purchase of property and equipment	(52.8)	(50.4)	(2.4)
Expenditures for deferred costs	(0.3)	(5.8)	5.5
Receipts from sales of discontinued operations, net of cash sold, property and equipment	83.4	2,150.8	(2,067.4)
Payments of derivatives related to sale of discontinued operations	—	(50.3)	50.3
Net cash provided by investing activities	30.3	2,044.2	(2,013.9)
Cash flows from financing activities
Increase (decrease) in long-term debt, net	62.5	(895.5)	958.0
Payments of special cash distributions, dividend, and dividend equivalent rights	(253.2)	(1,374.9)	1,121.7
Proceeds from exercise of stock options	13.2	3.4	9.8
Payments to repurchase common stock	(282.2)	(380.5)	98.3
Payments of call premiums and debt issuance costs	—	(33.0)	33.0
Financing other, net	(2.0)	(2.8)	0.8
Net cash used in by financing activities	(461.6)	(2,683.2)	2,221.6
Effects of exchange rate changes on cash	1.2	(14.7)	15.9
Change in cash included in current assets held for sale	—	288.1	(288.1)
Net change in cash and cash equivalents	(251.8)	(521.7)	269.9
Cash and cash equivalents at beginning of period	345.6	867.3	(521.7)
Cash and cash equivalents at end of period	$93.8	$345.6	$(251.8)
Liquidity (including Undrawn Revolver)	$395.2	$734.8	$(339.6)

Non-GAAP Reconciliations

The following table reconciles income (loss) from continuing operations to Adjusted EBITDA:

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2022	2021	Change	2022	2021	Change
Income (loss) from continuing operations	$34.9	$7.7	$27.2	$60.7	$(283.1)	$343.8
Plus:
Equity in net income of affiliates, net of tax	(0.2)	—	(0.2)	(0.3)	—	(0.3)
Income tax expense (benefit)	26.2	(28.6)	54.8	185.4	145.6	39.8
Income (loss) from continuing operations before income taxes and equity in net income of affiliates	60.9	(20.9)	81.8	245.9	(137.5)	383.4
Plus:
Loss (gain) on disposal of subsidiaries, net	0.1	(0.3)	0.4	(1.4)	0.6	(2.0)
Foreign currency exchange loss (gain), net	14.5	5.0	9.5	17.4	(13.8)	31.2
Other (income) expense, net	(0.4)	1.6	(2.0)	(0.8)	1.7	(2.5)
Loss on derivatives	—	—	—	—	24.5	(24.5)
Loss on debt extinguishment	—	—	—	—	77.9	(77.9)
Interest expense	4.8	5.5	(0.7)	16.4	46.3	(29.9)
Interest income	(1.9)	(1.9)	—	(7.6)	(4.4)	(3.2)
Operating income (loss)	78.0	(11.0)	89.0	270.0	(4.6)	274.6
Plus:
Depreciation and amortization	15.5	25.6	(10.1)	59.1	101.2	(42.1)
EBITDA	93.5	14.6	78.9	329.1	96.6	232.5
Plus:
Share-based compensation expense (2)	1.8	2.9	(1.1)	8.8	8.9	(0.1)
Loss on impairment of assets (3)	—	5.3	(5.3)	0.1	72.5	(72.4)
EiP implementation expenses (4)	(0.5)	37.9	(38.4)	0.8	75.4	(74.6)
Adjusted EBITDA	$94.8	$60.7	$34.1	$338.9	$253.4	$85.5

(2) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."
(3) Represents non-cash charges related to impairments of long-lived assets.
(4) Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs), as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also included other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure, an enterprise-wide program aimed at revenue growth, and certain non-recurring costs incurred in connection with the dispositions. The EiP initiative was completed as of December 31, 2021, except for certain EiP expenses related to the run out of programs that began in prior periods.

The following table reconciles operating cash flow to Free Cash Flow for the years ended December 31, 2022 and 2021:

IN MILLIONS	2022	2021	Change
Net cash provided by (used in) operating activities	$178.2	$(156.1)	$334.3

Capital expenditures:
Purchase of property and equipment	(52.8)	(50.4)	(2.4)
Expenditures for deferred costs	(0.3)	(5.8)	5.5
Free Cash Flow	$125.1	$(212.3)	$337.4

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.